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                                                                    EXHIBIT 10.9

                                 VIACELL, INC.

September 12, 2002

Jan van Heek
Executive Vice President
Genzyme Corporation
One Kendall Square
Cambridge, MA 02139-1562

Dear Jan:

Thank you for your commitment to being a member of ViaCell, Inc.'s Board of Directors. I look forward to our working relationship and appreciate your involvement in our company's mission to deliver the highest quality cellular medicines for the treatment of human disease. This letter is to confirm our agreement effective August 12, 2002 that ViaCell will compensate you as outlined below:

         Fee of $3,500, for attending each Board of Directors meeting, paid within 30 days of the meeting. Additionally, you will be granted 5,000 stock options, which will become exercisable one year from the grant date.

         You will attend six Board of Director meetings (schedule attached) including a dinner the night before plus a half-day meeting.

         Occasional calls, emails and correspondence me will be appreciated.

Alternatively, subject to approval by ViaCell's compensation committee, you may take your cash compensation outlined above in shares of ViaCell common stock. Should you choose stock in lieu of cash compensation, the calculation of the amount of stock for which you are eligible will be based upon a value for ViaCell common stock of $8.00 per share. For example, if you are owed $7,000, you would be eligible to receive 875 shares of ViaCell common stock in lieu of the $7,000 cash payment ($7,000 divided by $8.00).

ViaCell will reimburse you for miscellaneous travel expenses incurred on behalf of the Company. Mary Landers will arrange your flights and the flight cost will be billed directly to ViaCell. Other business expenses should be submitted to Mary Landers. The Company will reimburse you in a timely fashion. I am confident you will use good prudent business judgment as it relates to business travel expenses.

It is further understood that while you are serving as a member of ViaCell's Board of Directors, you will not serve as a consultant, employee, or in any similar capacity with any entity or individual in competition with ViaCell, Inc. and its Viacord Cord Blood Banking Service.

Sincerely,

/s/ Marc Beer
                                            Agreed to by:
Marc D. Beer
Chairman and Chief Executive Officer         /s/ Jan van Heek  9/20/02
                                          -------------------------------
                                          Jan van Heek          Date

Please initial to indicate whether you choose the cash or stock compensation as described above:

_____       Cash compensation               x      Stock compensation
                                          ----

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                              - Fax (617) 266-9391